EXHIBIT 10.9
TAX MATTERS AGREEMENT
     This Tax Matters Agreement (the “Agreement”) is made and entered into effective as of September 30, 2006 (the “Effective Date”), by and among Coleman Cable, Inc., a Delaware corporation (the “Company”), and the Stockholders listed on Schedule A (collectively, the “Stockholders”). The Company and the Stockholders are hereinafter referred to individually as a “party” and collectively as the “parties.”
     WHEREAS, certain of the Stockholders (the “Current Stockholders”) own all the issued and outstanding capital stock of the Company;
     WHEREAS, the Stockholders that are not Current Stockholders held stock of the Company for a portion of the period during which the Company was an “S corporation” within the meaning of Section 1361 of the Internal Revenue Code of 1986, as amended (the “Code”);
     WHEREAS, the Company is and has been an S corporation since January 1, 2000;
     WHEREAS, the Company contemplates making an initial public offering (the “Offering”) of 7,900,000 Shares of its common stock;
     WHEREAS, the Company intends to make a distribution to the Stockholders as provided for herein;
     WHEREAS, the Company and the Stockholders have entered into this Agreement as a condition to the foregoing distribution and the Offering;
     WHEREAS, from its inception through December 31, 1999, the Company was taxed as a “C corporation” (as defined in the Code), became an S corporation effective as of January 1, 2000 and will continue as an S corporation through the Termination Date (defined below), after which it will be taxed as a C corporation;
     WHEREAS, it is anticipated that the Company’s election to be an S corporation will terminate as provided in Section 1.4, below; and
     WHEREAS, in connection with the Offering, the Company and the Stockholders wish to provide for the treatment of certain tax matters and for indemnification as provided in this Agreement.
     NOW, THEREFORE, the parties agree as follows:
     1. Tax Returns and Reporting.
     1.1 Consistent Reporting by the Company. The Company shall not (except as required by law), without the consent of the Stockholders (which consent shall not be unreasonably withheld), with respect to any taxable year in which the Company is taxed as an S corporation, file any amended income tax return or change any election or accounting method with respect to the Company, if such filing or change would increase any federal, state, local (including but not limited to city or county) or foreign income tax liability, including, in each case, interest and penalties, if any (collectively, a “Tax Liability”) of the Stockholders for any period.
     1.2 Responsibility for Tax Returns. The Company shall file all tax returns required to be filed by it with respect to all periods for which returns shall become due after the closing of the Offering, including all returns for the short taxable year which concludes upon the termination of the Company’s S election.
     1.3 Responsibility for Taxes. The Stockholders shall file all required tax returns reporting their allocable share of the Company’s taxable income for all applicable years prior to the termination of the S election as provided in Section 1.4, subject only to the indemnities set forth in Section 2, below. The Stockholders shall not (except as required by law), without the consent of the Company (which consent shall not be unreasonably withheld), with respect to any taxable year prior to the termination of the S election as provided in Section 1.4, file an amended income tax return or change any election or accounting method with respect to the Company if such filing or change would increase any Tax Liability of the Company after the Termination Date or the date of the Offering.
     1.4 Termination of S Status. The parties intend to terminate the Company’s status as an S corporation by electing to do so under Section 1362(d)(1) of the Code. The Current Stockholders shall consent to the revocation of the S corporation election by filing an election to be effective on the day of the Offering (such effective date the “Termination Date”). Notwithstanding the foregoing, the parties alternatively may agree to terminate the Company’s status as an S corporation under Section 1362(d)(2) of the Code by issuing shares of the Company’s common stock in the Offering, in which case the date of the Offering shall be the Termination Date.
     1.5 Allocation of Income. Pursuant to Section 1362(e)(1) of the Code, the S termination year of the Company shall be divided into two short taxable years: an S short year and a C short year. The S short year of the Company shall be that portion of the Company’s S termination year beginning on January 1, 2006 and ending on the day immediately preceding the Termination Date. The C short year of the Company shall be that portion of the Company’s S termination year beginning on the Termination Date and ending on December 31, 2006. Further, the Company shall allocate tax items between its two short taxable years ending and beginning, respectively, on the day immediately preceding the Termination Date and the Termination Date. The Company intends to elect to allocate tax items to its S short year and C short year pursuant to its normal tax accounting method (i.e., the closing of the books method), pursuant to Code Section 1362(e)(3). As such, tax items shall be allocated to the S short year as if the tax year of the Company ended on the day before the Termination Date and shall be allocated to the C short year as if the Company’s tax year commenced on the Termination Date.
     2. Indemnification.
     2.1 Indemnification of Stockholders.
          2.1.1 Indemnification for Tax Liability. The Company hereby agrees to indemnify and hold the Stockholders from, against and in respect of any Tax Liability incurred by the Stockholders resulting from a final judicial or administrative adjustment (by reason of an amended return, claim for refund, audit or otherwise) to the Company’s taxable income which is the result of an increase or change in character of the Company’s taxable income during the period it was treated as an S corporation.
          2.1.2 Tax Adjustment. In the event that an indemnification payment pursuant to Section 2.1.1 exceeds the amount of the increase in the Company’s accumulated adjustments account (as defined in Code Section 1368(e)(1)) resulting from the adjustment (or to the extent an indemnification payment to the Stockholders does not qualify as a distribution during the post-termination transition period as defined in Code Section 1377(b)), the amount of such indemnification payment shall be increased by an amount calculated pursuant to Section 2.1.4 below.
          2.1.3 Fees and Costs. The Company hereby agrees to reimburse the Stockholders for such professional fees or other costs as are reasonably necessary to defend the Stockholders in the event of an audit or review of the Stockholders’ income tax returns during a year in which the Stockholders were reporting corporate income by virtue of the S corporation election. Such reimbursement shall be limited to professional fees and costs proximately related to an audit of the Company’s taxable income.
          2.1.4 Gross-Up for Additional Tax. In all events, and to the extent not otherwise reimbursed, the Company hereby agrees that if any payment pursuant to this Section 2.1 is deemed to be taxable income to the Stockholders, the amount of such payment to the Stockholders shall be increased by an amount necessary to equal the Stockholders’ additional Tax Liability related to such amount (including, without limitation, any taxes on such additional amounts) so that the net amount received and retained by the Stockholders after payment by the Stockholders of all taxes associated with the indemnification payment is equal to the indemnification payment otherwise required to be made.
     2.2 Indemnification of the Company.
          2.2.1 Indemnification for Failure to Qualify as an S Corporation. Subject to the limitation of liability contained in Section 2.2.2 below, the Stockholders agree to indemnify and hold the Company harmless from, against, and in respect of any Tax Liability of the Company resulting from the Company failing to qualify as an S corporation under Section 1361(a)(1) of the Code (as enacted and in effect prior to the date of termination), pursuant to a final determination by an applicable taxing authority, for any taxable year on or before the Termination Date as to which the Company filed or files tax returns claiming status as an S corporation.
          2.2.2 Indemnification Limited by Tax Benefit, Distributions. Notwithstanding anything to the contrary in this Agreement, each Stockholder’s obligation to indemnify pursuant to Section 2.2 of this Agreement shall be limited to the amount of such Stockholder’s actual tax savings, if any, attributable to the circumstances giving rise to the increase in the Tax Liability of the Company. For this purpose, “actual tax savings” means the sum, for each Stockholder, of (a) any increase in the amount of federal income tax actually refunded to such Stockholder, plus (b) any decrease in such Stockholder’s U.S. federal income taxes paid resulting from a credit against income tax payable claimed on a tax return of the Stockholder, in each case solely to the extent attributable to the circumstances giving rise to the increase in the Tax Liability of the Company.
          2.2.3 Obligation to Claim Refund; Fees and Costs. Each Stockholder that, as a result of the circumstances giving rise to the increase in the Tax Liability of the Company, is entitled to claim a refund of U.S. federal income taxes previously paid, or a credit against U.S. federal income taxes to be paid, shall take reasonable steps to claim such refund or credit. The Company hereby agrees to reimburse the Stockholders for such incremental professional fees or other costs as are reasonably necessary for the Stockholders to claim a refund or credit as required by this Section 2.2.3.
     3. Payment. Any indemnification payment required to be made pursuant to Section 2 of this Agreement shall be made within thirty (30) calendar days after receipt of written notice from the indemnified person that a payment is due hereunder, provided, however, that no Stockholder shall be required to make payment pursuant to Section 2.2 of this Agreement prior to such Stockholder’s receipt, by way of cash refund or reduced tax payment, of the actual tax savings described in Section 2.2.2.
     4. Distribution to Stockholders. Prior to the closing of the Offering, the Company shall declare dividends to the Stockholders in an amount equal to the Company’s estimate of the tax associated with the Company’s 2006 S corporation taxable earnings, including dividends of approximately $8 million in the third quarter of 2006 and approximately $1 million in the fourth quarter of 2006.
     5. Waiver of Invalid Election or Termination of S Status. If the Internal Revenue Service determines that the Company failed validly to elect to be an S corporation or that the Company’s status as an S corporation was terminated inadvertently prior to the Termination Date, and if the Company wishes to obtain a ruling pursuant to Code Section 1362(f), the Stockholders agree to make any adjustments required pursuant to Code Section 1362(f)(4) and approved by the Company’s board of directors.
     6. Miscellaneous.
     6.1 Counterpart Execution. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one and the same instrument representing the Agreement between the parties hereto.
     6.2 Governing Law. This Agreement shall be governed by New York law, without regard to choice of law rules applied by New York courts.
     6.3 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of successors and assigns of the parties.
     6.4 Section Headings. Section headings shall not affect the interpretation of this Agreement.
     6.5 Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the subject matter contained herein.

     6.6 Further Assurances. The parties hereto agree to take all further actions necessary to effect the agreements contained herein.
     6.7 Notices. All notices under this Agreement shall be in writing and delivered personally or mailed by certified mail, postage prepaid, addresses to the parties at their last known address.
     6.8 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement executed by all of the parties hereto.
WHEREFORE this Agreement is entered into as of the Effective Date.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

COMPANY:

COLEMAN CABLE, INC.

/s/ Richard N. Burger

Richard N. Burger
Executive Vice President, Chief Financial Officer,
Secretary and Treasurer

STOCKHOLDERS:

/s/ Richard N. Burger

/s/ Alexander Hasenfeld

/s/ Ephraim Hasenfeld

/s/ Hertz Hasenfeld

/s/ Jeffrey D. Johnston

/s/ Batsheva Friedman

/s/ Steven Friedman

/s/ Shmuel D. Levinson

/s/ Esther Loewy

/s/ Robert Loewy

/s/ Chaya Millet

/s/ Robert Millet

/s/ Chaim Perlow

/s/ Tzipora Perlow

/s/ Batya Silber

/s/ Brian Silber

/s/ Chani Stein

/s/ Diana Stein

/s/ Nachum Stein

/s/ Yakov Stein

/s/ G. Gary Yetman

THE DB 2006 TRUST

/s/ Ester Bistricer

/s/ Michael Friedman

/s/ Lester E. Lipschutz

The N & F TRUST 766

/s/ Feige Stein

/s/ Norman Dick

THE MB 2006 TRUST

/s/ Elsa Bistricer

/s/ Michael Friedman

/s/ Lester E. Lipschutz

THE A & Z HASENFELD TRUST

/s/ Zissy Hasenfeld

/s/ Norman Dick

THE EPHRAIM HASENFELD TRUST

/s/ Shoshana Hasenfeld

/s/ Joseph Mandel

THE HERTZ & LIBBY HASENFELD TRUST

/s/ Linda Hasenfeld

/s/ Stuart Jacobs

Schedule A
Investors
David Bistricer
Moric Bistricer
Richard N. Burger
Alexander Hasenfeld
Ephraim Hasenfeld
Hertz Hasenfeld
Jeffrey D. Johnston
Batsheva Friedman
Steven Friedman
Shmuel D. Levinson
Esther Loewy
Robert Loewy
Chaya Millet
Robert Millet
Chaim Perlow
Tzipora Perlow
Batya Silber
Brian Silber
Chani Stein
Diana Stein
Nachum Stein
Yakov Stein

G. Gary Yetman
The A & Z Hasenfeld Trust
The Ephraim Hasenfeld Trust
The Hertz & Libby Hasenfeld Trust
The DB 2006 Trust
The MB 2006 Trust
The N & F Trust 766